NO BORDERS, INC. ANNOUNCES AN ARRANGEMENT FOR THE
DISTRIBUTION OF DEBIT CARDS TO IMMIGRANTS RESIDING IN THE
UNITED STATES

Irvine California, July 25, 2007, No Borders, Inc., (NBDR:PK) a Nevada Corporation, announced today that it has entered into an arrangement with overseas subsidiaries of InfoSpan for the marketing and distribution of United States bank issued debit cards to registered immigrants. This arrangement will assist No Borders to get access to a large immigrant population residing in the U.S. through their overseas relatives. As a result of this arrangement it will be easier for No Borders to target immigrants who reside in the U.S. and regularly send remittances to friends and family members overseas.

Currently, there are millions of registered immigrants in the U.S. These registered immigrants are potential customers and are a primary target for No Borders. The unique arrangement with InfoSpan and its subsidiaries offer No Borders an opportunity to reach those individuals and provide a meaningful source of revenue without having to incur significant expenses.

The arrangement with the subsidiaries of InfoSpan provides for various methods for marketing the No Borders stored value cards. These marketing methods include calls from InfoSpan’s overseas call centers using shared contact lists, direct mail, enrollment programs and existing merchant networks. No Borders marketing and collateral materials are designed specifically for immigrant consumers and merchants who reside in the U.S.

ABOUT NO BORDERS, INC.

No Borders is in the business of providing a debit and stored value card platform through which a variety of financial and commercial services and products can be offered to the general public especially to immigrants from different developing countries who desire to remit funds to their home country.

Certain statements in this release and other written or oral statements made by or on behalf of the company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the company's services and projects and the company's continued access to capital and other risks and uncertainties outlined in its filings with the United States Securities and Exchange Commission, which are incorporated herein by reference. The actual results the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date such statements were made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SOURCE:  No Borders, Inc.